Executive Disability Plan of
Entergy Corporation and Subsidiaries

                                                  Exhibit 10(a)74



Executive Disability Plan



A Plan Document & Summary Plan Description







File Behind Tab 06 of Your Total Compensation Binder









Revised January 1, 1997

Contents

In this document                                                4

Eligibility                                                     5
Eligibility to participate                                      5
Eligibility for benefits                                        5
Benefits during the elimination period                          6
Recurrent disability                                            6

Enrollment and effective date                                   6

Cost for coverage                                               8

When your coverage terminates                                   8

Disability                                                      9
Total Disability                                                9
Partial Disability                                             10

Disabilities that are not covered                              10

Monthly disability benefit                                     11
Base monthly salary                                            11
Other disability income                                        11
Current and complete information                               12

How to file a claim for Executive Disability Plan benefits     13

When disability benefits end                                   13
If the Plan ends                                               14
Administrative Information                                     14

Participating Employers                                        15

Plan Administration                                            16

If your claim for benefits is denied                           16

Plan amendment and termination                                 17

Discretionary authority                                        18

No additional rights created                                   18

Your ERISA rights                                              18

The Executive Disability Plan


The Executive Disability Plan of Entergy Corporation and Subsidiaries ("Plan") is designed to provide eligible employees of participating Entergy Corporation Companies ("Employers") with income during a period of total disability arising from illness or serious injury that lasts many months. This Plan document is also intended to serve as your summary plan description, written to comply with the disclosure regulations under the Employee Retirement Income Security Act of 1974, as amended (ERISA). If there is any conflict between this document and any other summary provided by Employers, the provisions contained in this document will control.

The Executive Disability Plan provides supplemental long term disability (LTD) benefits for eligible executives. The Plan pays a higher level of benefits than is available under the Entergy Corporation Companies' BenefitsPlus Long Term Disability Plan (the "Primary LTD Plan").

This Plan is sponsored, underwritten and administered by Entergy.

In this document

This document describes what is covered under the Plan, what is not covered and how you can use the Plan. Any term used in this Plan, unless otherwise specifically defined herein, will have the same meaning as under the Primary LTD Plan. In addition, except as otherwise specifically provided under this Plan, benefits provided under this Plan will be subject to the same benefit limitations provided under the Primary LTD Plan.

Eligibility

Eligibility to participate

You must be a member of the Employer's select group of management or one of a select group of highly compensated employees in order to be eligible to participate in the Entergy Executive Disability
Plan.

You are eligible to participate in the Entergy Executive
Disability Plan if you:

X are an active employee of Entergy Corporation or any of its participating Employers;

X    have elected 65% coverage under the Primary LTD Plan; and

X are either (a) elected as an officer of one of the Employers, or (b) made a department head in one or more of the Employers.


Eligibility for benefits

To be eligible for benefits under this Plan, you must:

X Have been totally disabled for 180 consecutive days -- that is, you must have completed the 180 day elimination period;

X Be currently enrolled in, and eligible for LTD benefits under, the Primary LTD Plan;

X Be under the regular care and treatment of a licensed physician; and

X Be certified as totally disabled by the Plan Administrator, based on conclusive medical evidence.

The Plan Administrator is responsible for the overall management of the Plan. For more information, see page 16.


Benefits during the elimination period

During the 180-day elimination period before LTD benefits begin, you may be eligible for benefits under the Employer's Short Term
Disability (STD) Plan, as described in your Entergy System Policy and Procedures manual.


Recurrent disability

If you have a "recurrent disability" (one that is caused by a worsening in your condition or due to the same or related cause(s) as your prior disability that was eligible for benefits under this Plan) that occurs within 6 months of the end of your prior disability claim and you are continuously insured under the Primary LTD Plan for the period between your prior disability claim and your recurrent disability, you will not have to complete another elimination period before LTD benefits resume under the Plan.


Enrollment and effective date

To be a participant in the Executive Disability Plan, you also must be enrolled at the same time for 65% coverage under the Primary LTD Plan through BenefitsPlus. You are eligible to enroll in the Primary LTD Plan within 31 days of your hire date or, subject to the enrollment restriction period discussed below, during the open enrollment period each fall. For more information on enrollment, contact the Employee Benefits Department.

Note: An enrollment election for the Primary LTD Plan remains in effect for two calendar years in the case of a prior annual open enrollment that became effective January 1, and until the beginning of the third subsequent calendar year in the case of a prior open enrollment that became effective any date other than January 1. If you do not elect 65% coverage under the Primary LTD Plan when you become eligible, you will have to wait until the applicable restriction period under the Primary LTD Plan lapses before you again may be eligible to enroll in this Plan.

You are automatically enrolled in the Executive Disability Plan if you meet the eligibility requirements for participation, as described above. You do not have to complete a separate enrollment form for executive coverage.

If you become enrolled under this Plan within 31 days from your date of hire, your coverage will be retroactive to the first day you were "active at work." If you become enrolled under this Plan during an annual open enrollment period, your coverage will be effective as of the January 1 immediately following such open enrollment period, provided you are "actively at work" on such date. The term "actively at work" means you are working for your Employer for earnings that are paid regularly and that you are performing the material and substantial duties of your regular occupation at your Employer's usual place of business, or an alternative work site at the direction of your Employer, or a location to which your job requires you to travel. This includes Employer authorized vacation time and business trips.

If you are absent from work on the date your coverage would normally begin and such absence is due to injury, sickness, or pregnancy, your coverage will begin on the date you return to being "actively at work" and work 1 regular working day.


If your coverage under this Plan begins and thereafter you are placed on an unpaid leave of absence, you will be covered for up to 10 days following the date on which your leave of absence begins. If your coverage under this Plan begins and thereafter you are placed on a paid leave of absence, you will be covered for up to 60 days following the date on which your leave of absence begins.


Cost for coverage

There is no cost to you for coverage under the Executive
Disability Plan.  When you elect coverage under the Primary LTD
Plan, you will authorize payroll deductions to pay your share of premiums under that plan.


When your coverage terminates

Your coverage under the Plan terminates on the earliest of the following dates or events:

1. the date you no longer are an eligible employee or the date your eligible group is no longer covered;

2. the date the Plan is terminated by Entergy Corporation or on which your Employer terminates its participation under the Plan;

3. the date you are no longer "actively at work" with your Employer (except as noted above for a paid or unpaid leave of absence), unless you are transferring directly to the employment of another participating Employer;

4.   the date your coverage or benefits under the Primary LTD
     Plan ceases;

5. the ending of the period for which your last contribution is made, if you are ever required to pay a part of the costs of the Plan; or

6. the date on which you receive benefits from any defined benefit plans sponsored by any Entergy Employer.

7. the date your employment is deemed to terminate on account of a temporary layoff, an unpaid leave of absence (subject to the 10 day continuation coverage noted above), or a general work stoppage (including a strike or lockout).

The Plan will provide coverage for a payable claim which occurs while you are covered under the Plan.

Disability

You are considered "disabled" for purposes of both the Primary
LTD and this Plan if it is determined that you are either totally disabled or partially disabled.

Total Disability

You are totally disabled when it is determined that:

X During the elimination period and for the next 24 months, you are (1) limited from performing all the material and substantial duties of your regular occupation due to your sickness or injury, and (2) are not engaged in any other occupation or employment for wage or profit.

X After 24 months of payments, it is determined that due to the same sickness or injury, you are unable to perform the duties of any occupation for which you are reasonably fitted by education, training, or experience.

Partial Disability

You are partially disabled when you are receiving or entitled to benefits under the Plan while you are totally disabled, but it is determined that (1) you are able to perform some but not all of the material and substantial duties of your regular occupation or any gainful occupation on either a full-time or part-time basis; and (2) you are engaged in a program of rehabilitative employment.

For purposes of this Plan, "rehabilitative employment" means employment or service that prepares you to resume gainful work and that is approved by the Plan Administrator. The term, when appropriate, will include any necessary and feasible vocational testing, vocational training, work place modification, prosthesis, and job placement.

Disabilities that are not covered

LTD benefits under the Primary LTD Plan and this Plan are not payable if you are disabled:

X due to intentionally self-inflicted injuries while sane or insane;

X by your commission of an assault, battery, or felony for which you have been convicted under state or federal law;

X due to war, any act of war (declared or not), insurrection, rebellion, your taking part in a riot, or civil disorder;

X due to or contributed to by a pre-existing condition, as defined under the Primary LTD Plan and until such exclusion no longer applies.


Monthly disability benefit

LTD benefits are paid monthly. If you qualify, Entergy's Primary LTD and Executive Disability Plans work together to replace a portion of your base monthly salary. The Primary LTD Plan replaces a maximum of 65% of your base monthly salary up to a maximum monthly benefit of $5,000. The Executive Disability Plan replaces a maximum of 65% of your base monthly salary, the product of which is reduced by the maximum monthly benefit of $5,000 payable under the Primary LTD Plan. Therefore, if your base monthly salary did not exceed $7,692, you would not be eligible for benefits under the Executive Disability Plan [(65% x $7,692) - $5,000 = $0)].


Base monthly salary

Your "base monthly salary" is your monthly rate of basic earnings from your Employer in effect just prior to your date of disability. Your monthly rate of basic earnings means your regular monthly pay, including all amounts you elect on a pre-tax basis to defer under a qualified 401(k) plan or a Code Section 125 plan, but excluding income received from commissions, bonuses, overtime pay, or any other fringe benefit or extra compensation.


Other disability income

To receive benefits under this Plan, you must also have applied for Social Security disability benefits and for any benefits that are available to you through other disability plans, including the Primary LTD Plan.

Your benefits under the Entergy LTD Plans will be reduced by any deductible sources of income, including:

X Any benefits you are eligible to receive as regular salary, commission, bonus, special payments, sick leave, vacation pay or any other salary continuation plan;

X    Primary Social Security benefits;

X Any benefits you are eligible to receive under worker's compensation or similar legislation;

X Fifty percent (50%) of any amounts of income derived from rehabilitative employment, as described above;

X Any disability benefits you are able to receive under any other governmental or employer-sponsored disability or salary continuation plan; and

X    Any other disability benefits payable under law.

If deductible sources of income exceed 65% of your base monthly salary, then no benefits are payable under this Plan. The benefits under this Plan are not subject to the maximum monthly benefit limitation under the Primary LTD Plan.

Current and complete information

Your disability status and benefits could be affected if you do not provide the Plan Administrator with current and complete information that could directly bear on your disability status. Also, it is important for you to inform the Plan Administrator of
any change in your personal situation.   Your benefits could be
affected if the Plan Administrator cannot contact you due to a change in your name, address or other circumstances.


How to file a claim for Executive Disability Plan benefits

To receive LTD benefits, you must file written claims. You file separate claim forms for benefits under the Primary LTD Plan and this Plan. Claim forms for both plans are available from the Employee Benefits Department.

When completing your claim for benefits under this Plan, you must provide current medical documentation of your disability. The Plan Administrator may accept your proof of disability under the Primary LTD Plan as proof of disability under this Plan. However, the Plan Administrator may also require you to undergo an examination performed by a physician whom the Plan Administrator selects. The Plan Administrator may also require medical certification of your continuing disability from time to time.

If your claim for benefits under the Executive Disability Plan is denied, in whole or in part, you can appeal that denial. The process for appealing a denied claim is described beginning on page
16.

When disability benefits end

Executive Disability benefits continue until the first of these events occurs:

X    You recover from your disability;

X    Your disability benefits under the Primary LTD Plan end;

X You are no longer under the regular care and treatment of a qualified physician;

X You do not provide complete medical evidence of your disability, including cooperation with any required physician examinations;

X The date you first receive retirement benefits under the Entergy Corporation Retirement Plan for Non-Bargaining
     Employees; or

X You fail to notify the Plan Administrator of a change of address or other circumstances that may directly bear upon the determination of your continued disabled status.


If the Plan ends

If the Executive Disability Plan should end, benefits and claims incurred prior to Plan termination but not yet paid will continue as if the Plan were still in effect.

Administrative Information

The Executive Disability Plan is an unfunded long-term disability plan sponsored by Entergy Corporation. Benefits that may become payable in accordance with the terms of the Plan are paid from the general assets of the Employer. This Section contains certain information about the Plan that may be helpful to you.

Participating Employers

Entergy Arkansas, Inc.             Entergy Louisiana, Inc.
2300 TCBY Tower Building           639 Loyola Avenue
425 West Capitol Avenue            New Orleans, Louisiana 70113
Little Rock, Arkansas 72201

Entergy Enterprises, Inc.          Entergy Mississippi, Inc.
3 Financial Centre                 Electric Building
900 South Shackleford Road         308 East Pearl Street
Suite 210                          Jackson, Mississippi 39215-1640
Little Rock, Arkansas 72211

Entergy Operations, Inc.           Entergy New Orleans, Inc.
Echelon One                        639 Loyola Avenue
1340 Echelon Parkway               New Orleans, Louisiana 70113
Jackson, Mississippi 39213

Entergy Services, Inc.             Entergy Gulf States, Inc.
639 Loyola Avenue                  Edison Plaza
New Orleans, Louisiana 70113       350 Pine Street
                                   Beaumont, Texas 77704

Entergy Nuclear, Inc.              Entergy Operations Services, Inc.
Post Office Box 32000              107 Mallard, Suite B
Jackson, Mississippi 39286         St. Rose, Louisiana 70087


Any other Entergy System entity that adopts this Plan will also become a participating employer under the Plan.


Plan Administration

The Employee Benefits Committee ("Committee") is the Plan Administrator and has authority to control and manage the operation and administration of the Plan and is the agent for service of legal process. The day to day responsibilities for the administration of the Plan, including, without limitation, the responsibilities described above, have been delegated to the Director of Employee Benefits whose address is as follows:


                    Director of Employee Benefits
                    Employee Benefits Department
                    Entergy Services, Inc.
                    P.O. Box 61000
                    New Orleans, Louisiana 70161
                    Telephone: (504) 576-5588

The Committee is composed of persons appointed from time to time by the Chairman of the Board of Directors of Entergy Corporation
("Board") pursuant to authority granted by the Board.


If your claim for benefits is denied

If you disagree with a decision of the Plan Administrator regarding your claim for Executive Disability Plan benefits, you can file a written appeal with the Plan Administrator within 60 days of the date of such decision. Your appeal will be reviewed and you will receive a written response within 90 days of the date you file your appeal. This 90-day period may be extended for up to an additional 90 days if the Plan Administrator determines that such an extension is warranted.

Any denial of a claim will include:

X    The reason for the denial;

X Reference to pertinent Plan provisions on which the denial is based;

X A description of any additional material or information that is necessary to perfect the claim, together with an explanation of why the material or information is necessary;
     and

X    An explanation of the Plan's claim review procedure.

Within 60 days after you receive a written denial, you can file a written request for a review of your appeal. Your request must be directed to the Director, Employee Benefits Department. You will receive written notification of the Director's decision within 60 days of your request.


Plan amendment and termination

The Plan described in this booklet may be amended, modified or otherwise terminated, in whole or in part, at any time by Entergy Corporation or those persons whom Entergy Corporation has, from time to time, authorized to make any such amendments. While it is Entergy's intent that the Plan be continued indefinitely, the company and the participating employers reserve the right to terminate this Plan at any time.


Discretionary authority

The Employee Benefits Committee and its delegee, the Director of Employee Benefits, shall have the sole and exclusive power and discretion to construe and interpret the Plan, including the intent of the Plan and any ambiguous, disputed or doubtful provisions of the Plan. All decisions of the Employee Benefits Committee and/or its delegee, the Director of Employee Benefits, of any type, including any factual determinations or any interpretation or construction of the Plan, shall be final and binding on all parties. By way of example, the Employee Benefits Committee and its delegee, the Director of Employee Benefits, shall have the sole and exclusive power and discretion: (i) to resolve all questions concerning the eligibility for benefits under the Plan and to require any person to furnish such information as it may reasonably request as a condition to receiving any benefit under the Plan; and (ii) to determine the amount, manner and timing of benefits payable under the Plan.

No additional rights created

Neither the establishment, existence or amendment to this Plan nor the payment of benefits under this Plan shall be construed as giving you or any other person any legal or equitable rights against your Employer, the Plan sponsor or any officer or director of any Employer, or as giving you any right to continued employment or officer or department-head status with any Employer. Nothing contained in this Plan shall give a participant any right, title or interest in any property of the Employer.

Your ERISA rights

As a participant in the Plan, you have certain rights under ERISA. You have the right to:

X Examine free of charge all plan documents and copies of all documents filed by the Plan with the US Department of Labor at the Plan Administrator's office and other specified locations including the offices of your local Human Resources representative. This includes insurance contracts, detailed annual reports and Plan descriptions.

X Obtain copies of all Plan documents and other plan information by making a written request to the Plan
     Administrator. The Plan Administrator may make a reasonable charge for the copies.

X    Receive a summary of the Plan's annual financial report.
     The Plan Administrator is required by law to provide each participant with a copy of this summary report.

The people who are responsible for the operation of the Plan, called "fiduciaries", have certain duties. Fiduciaries must operate the Plan prudently and in the best interest of Plan participants and beneficiaries.

You will be notified in writing if your claim for a benefit under the Plan is denied in whole or in part. Written notification will include the name and address of the person to whom written request may be made for review of the denial. You have the right to have your claim reviewed and reconsidered. Neither your employer nor any other person may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA.

Under ERISA there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, you may file suit in state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money or if you are discriminated against for asserting your rights, you may seek assistance from the US Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order you to pay these costs and fees, for example, if it finds your claim if frivolous. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the US Labor-Management Services Administration, Department of Labor.

Executed this       day of                             , 1997.


ENTERGY CORPORATION
through the undersigned duly authorized representative



Jerry D. Jackson
Executive Vice President - External Affairs and Chief Administrative Officer